Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	December 8, 2006 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS FOURTH QUARTER
AND FISCAL 2006 OPERATING RESULTS AND DECLARES SPECIAL DIVIDEND

CLEVELAND, OH, December 8 Hickok Incorporated (OTC Bulletin Board: HICKA.OB), a Cleveland based supplier of products and services for automotive, locomotive, and aircraft industries, today reported results for the fourth quarter and the fiscal year ended September 30, 2006.

For the quarter ended September 30, 2006, the Company recorded net income of $511,107 or $.42 per share, compared with a net loss of $491,867 or $.41 per share, in the same period a year ago. Sales in the fourth quarter were $5,339,935 up 167% from $2,002,600 a year ago.

For the 2006 fiscal year the Company reported net income of $803,613 or $.66 per share,  compared with a net  loss of $1,573,772 or $1.30 per share, in the same prior year period. Sales were $15,877,719, up 64% compared to $9,670,694 a year ago. Current year sales benefited from a major vehicle OEM program and no similar program occurred in 2005.

Robert L. Bauman, President and CEO, said that the positive operating results for the year were a result of higher sales of automotive diagnostic equipment primarily as a result of orders for large OEM program diagnostic tools the Company had been pursuing for several years. He said the Company is optimistic these products will also result in sales to other OEMs and the Company's aftermarket customers. In addition, he said, the Company plans to accelerate new product introductions in its core automotive aftermarket business that are expected to grow this business to reduce the Company's dependence on large orders. He further stated, the Company is still pursuing a large emissions opportunity that has been previously referred to in numerous reports.  He cautioned that these programs can be one-time events, timing is unpredictable and subject to delays but the Company is optimistic that the program is moving forward and expects it to contribute significantly to fiscal 2007 and 2008 revenues and operating results.

In addition, the Company announced that its board of directors approved, at its December 6, 2006 meeting, and today the Company declared a special cash dividend of $0.10 per Class A and Class B common share, payable January 22, 2007, to stockholders of record as of January 2, 2007.  This payment is the first dividend declared by the Company since 2004.

Backlog at September 30, 2006 was $1,621,000, a decrease of 47% from the backlog of $3,047,000 a year earlier. The  decrease was due primarily to decreased orders of  $1,016,000 for automotive diagnostic products to OEM's and $133,000 for non-emission aftermarket products. Also contributing to the backlog decrease was $72,000 for  indicators and gauges, $135,000 for emission products and $68,000 for fastening systems products. This lower level of backlog is more typical for the Company than was last year's large backlog.

The Company's financial position remains strong, with current assets of $9,641,667 that are 3.4 times current liabilities, and no long-term debt, and working capital of  $6,790,066. These compare to September 30, 2005 current assets of $7,934,449 that were 4.4 times current liabilities, no long-term debt, and working capital of $6,127,053. At September 30, 2006 shareholder's equity was $9,255,637 or $7.64 per share.

Hickok provides products and services primarily for the automotive, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications and provides repair training programs.

Certain statements in this news release, including discussions of management's expectations for fiscal 2007 and 2008, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities, including the large emissions opportunity referred to above,  as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement

	3 MONTHS		12 MONTHS
Period ended September 30	2006	2005	2006	2005
Net sales	$5,339,935	$2,002,600	$15,877,719	$9,670,694
Income (loss) before Income tax	633,807	(846,167)	1,077,113	(2,486,072)
Income (recovery of) taxes	122,700	(354,300)	273,500	(912,300)
Net income (loss)	511,107	(491,867)	803,613	(1,573,772)

Basic income (loss) per share	.42	(.41)	.66	(1.30)
Diluted income (loss) per share	.41	(.41)	.64	(1.30)

Weighted average shares outstanding	1,211,245	1,211,245	1,211,245	1,211,629